Exhibit 10.10

YUM CHINA HOLDINGS, INC. LONG TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Grant Date:	November , 2016
Grantee:	Name
Aggregate Number of Units Subject to Award:	xxx
Vesting Schedule:	1/2 on each of the second and third year anniversary of the Grant Date

This RESTRICTED STOCK UNIT AGREEMENT (“Agreement”) is made as of     day of November, 2016 between YUM CHINA HOLDINGS, INC., a Delaware corporation (the “Company”), and [insert] (“Participant”).

1.                                      Award.

(a)                                 Restricted Stock Units.  Pursuant to the Yum China Holdings, Inc. Long Term Incentive Plan (the “Plan”), Participant is hereby awarded the aggregate number of restricted stock units set forth above evidencing the right to receive an equivalent number of shares of Stock, subject to the conditions of the Plan and this Agreement (“Restricted Stock Units”).

(b)                                 Plan Incorporated.  Participant acknowledges receipt of a copy of the Prospectus for the Plan, and agrees that this award of Restricted Stock Units shall be subject to all of the terms and conditions set forth in the Plan and the Prospectus, including future amendments thereto, if any, which Plan and Prospectus are incorporated herein by reference as a part of this Agreement.  Participant may make a written request for a copy of the Plan at any time.  Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

2.                                      Terms of Restricted Stock Units.  Participant hereby accepts the Restricted Stock Units and agrees with respect thereto as follows:

(a)                                 Assignment of Restricted Stock Units Prohibited.  The Restricted Stock Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, except by will or the applicable laws of inheritance.

(b)                                 Vesting.  Except as otherwise provided herein, as long as a separation from service from the Company and its Subsidiaries (collectively the “Company Group”) does not occur prior to the relevant vesting date specified under the Vesting Schedule above (each a “Vesting Date”), then Participant shall become vested in the number of Restricted Stock Units credited to Participant under this Agreement on such Vesting Date and the shares of Stock subject to the vested Restricted Stock Units shall be issued to him or her as described in subparagraph (f) below.

(c)                                  Termination of Service.  In the event Participant’s service with the Company Group is terminated either (i) voluntarily by Participant (other than as a result of Retirement, as defined below), or (ii) involuntarily by a member of the Company Group for cause (as determined by the Company in its sole discretion), Participant shall, for no consideration, forfeit all Restricted Stock Units to the extent they are not fully vested at the time of separation from service.  In the event of termination of Participant’s service with the Company Group prior to a Vesting Date for any other reason, including but not limited to, death, Retirement, or involuntary termination by a member of the Company Group other than for cause, including without limitation, as a result of (i) a disposition (or similar transaction) with respect to an identifiable Company business or segment (“Business”), and in accordance with the terms of the transaction, Participant and a substantial portion of the other employees of the Business continue in employment with such Business or commence employment with its acquiror, (ii) the elimination of Participant’s position within the Company Group, or (iii) the selection of Participant for work force reduction (whether selection is voluntary or involuntary), then Participant shall become vested in a portion of the Restricted Stock Units which is in proration to Participant’s service during the period commencing on the later of (i) the Grant Date or (ii) the immediately previous Vesting Date and ending on the date of death, Retirement, or involuntary termination other than for cause as described in this subparagraph and the date of termination shall be treated as a Vesting Date for purposes of this Agreement.

If a Change in Control occurs prior to a Vesting Date and prior to Participant’s separation from service and if Participant’s employment is involuntarily terminated by a member of the Company Group (other than for cause) on or within two years following the Change in Control, then Participant shall become vested in all unvested Restricted Stock Units credited to Participant under this Agreement on Participant’s termination date (to the extent not previously vested in accordance with the terms hereof) and the date of termination shall be treated as the Vesting Date for purposes of this Agreement.

“Retirement” shall mean termination of employment by Participant on or after Participant’s attainment of age 55 and 10 years of service or age 65 and 5 years of service (and not for any other reason).  Notwithstanding the definition of Retirement set forth immediately above, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in Participant’s jurisdiction that would likely result in the favorable Retirement treatment that applies to this grant under the Plan being deemed unlawful and/or discriminatory, then the Committee will not apply the favorable Retirement treatment at the time of Participant’s termination of employment and the Restricted Stock Units shall be governed by the remaining provisions related to termination of Participant’s employment.

(d)                                 Dividend Equivalent Units.  Participant will be credited with additional units (“Dividend Equivalent Units”) equal to the amount of dividends that would have been paid on the Restricted Stock Units if Participant actually owned the same number of shares of Stock during the period between the Grant Date and the Vesting Date.  Dividend Equivalent Units shall vest at the same time that the Restricted Stock Units vest; provided, however, that in the event the Restricted Stock Units are forfeited then any accumulated Dividend Equivalent Units will also be forfeited.

(e)                                  No Rights as Stockholder.  Participant shall not be a shareholder of record and therefore shall have no voting, dividend or other shareholder rights prior to the issuance of shares of Stock at vesting.

(f)                                   Settlement and Delivery of Stock.  Payment of vested Restricted Stock Units shall be made as soon as administratively practicable after the applicable Vesting Date but in no event later than 2-1/2 months following the year in which the Vesting Date occurs.  Settlement will be made by payment in shares of Stock.

Notwithstanding the foregoing or any other provision of the Plan or this Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the shares of Stock, the Company shall not be required to deliver any shares issuable upon settlement of the Yum China Stock Appreciation Rights prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable.  The Company is under no obligation to register or qualify the shares of Stock with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares.  Further, the Company shall have unilateral authority to amend the Agreement without my consent to the extent necessary to comply with securities or other laws applicable to issuance of shares of Stock.

Furthermore, Participant understands that the laws of the country in which he or she is working at the time of grant or vesting of the Restricted Stock Units or at the subsequent sale of Stock granted to Participant under this Award (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may subject Participant to additional procedural or regulatory requirements he or she is solely responsible for and will have to independently fulfill in relation to ownership or sale of such Stock.

3.                                      Withholding of Tax.

(a)                                 Participant acknowledges that regardless of any action taken by the Company or if different, Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items arising out of Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), is and remains Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company and/or the Employer.  Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Stock acquired under the Plan pursuant to such settlement and the receipt of any dividends or Dividend Equivalent Units; and (b) do not commit and are under no obligation to structure the terms of the grant or any aspect of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result.  Furthermore, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)                                 Prior to any relevant taxable or tax withholding event, as applicable, Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with respect to Tax-Related Items by one or a combination of the following (1) withholding from Participant’s wages or other cash compensation paid to Participant by Yum China, the Employer, or any Subsidiary of Yum China; or (2) withholding from the proceeds of the sale of shares of Stock acquired upon settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization); or (3) withholding in Stock to be issued upon settlement of the Restricted Stock Units, provided, however, that if Participant is a Section 16 officer of the Company under the Exchange Act, then Participant may elect the form of withholding from the alternatives above in advance of any taxable or tax withholding event, as applicable, and in the absence of Participant’s timely election, the Company will withhold from proceeds of the sale of Stock upon the relevant taxable or tax withholding event, as applicable, or the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) may determine that a particular method be used to satisfy any obligations for Tax-Related Items in advance of any taxable or tax withholding event, as applicable.

(c)                                  Depending on the withholding method, the Company or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the Stock equivalent.  If the obligation for the Tax-Related Items is satisfied by withholding in Stock, for tax purposes, Participant is deemed to have been issued the full number of shares of Stock subject to the vested Restricted Stock Units, notwithstanding that a number of shares of Stock are held back solely for the purpose of paying the Tax-Related Items.

(d)                                 Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described in this Paragraph 3.  the Company may refuse to issue or deliver the Stock or the proceeds from the sale of Stock, if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

4.                                      Nature of Award.  In accepting the Restricted Stock Units, Participant acknowledges, understands and agrees that:

(a)                                 the Plan is established voluntarily by Yum China, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)                                 this Award of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

(c)                                  the Award of Restricted Stock Units and the shares of Stock subject to the Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(d)                                 all decisions with respect to future grants of Restricted Stock Units or other Awards, if any, will be at the sole discretion of Yum China;

(e)                                  Participant’s participation in the Plan is voluntary;

(f)                                   this Award of Restricted Stock Units and any Stock acquired under the Plan, and the income and value of same, are not intended to replace any pension rights or compensation;

(g)                                  the future value of the Stock underlying the Restricted Stock Units is unknown, indeterminable and cannot be predicted with certainty;

(h)                                 no claim or entitlement to compensation or damages shall arise from termination of this Award of Restricted Stock Units or diminution in value of the Stock acquired upon settlement resulting from Participant’s separation from service (regardless of the reason for the termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any);

(i)                                     unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Stock; and

(j)                                    the following provisions apply only if Participant is providing services outside the United States:

(i)                                     the Restricted Stock Units and the shares of Stock subject to the Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation or salary for any purpose; and

(ii)                                  neither the Company, the Employer nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between his or her local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any shares of Stock acquired upon settlement.

5.                                      Compensation Recovery Policy

(a)                                 The Participant acknowledges and agrees that the Restricted Stock Units granted to the Participant under this Agreement shall be subject to any compensation recovery or recoupment policy established or adopted from time to time by the Company, including those established or adopted after the Grant Date (“Compensation Recovery Policy”).

(b)                                 This Agreement is a voluntary agreement, and each Participant who has accepted the Agreement has chosen to do so voluntarily.  Participant understands that the Restricted Stock Units provided under the Agreement and all amounts paid to the individual under the Agreement are provided as an advance that is contingent on the Company’s financial statements not being subject to a material restatement.  As a condition of the Agreement, Participant specifically agrees that the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict the Restricted Stock Units for any individual party to such an agreement due to a material restatement of the Company’s financial statements, as provided in the Company’s Compensation Recovery Policy.  In the event that amounts have been paid to Participant pursuant to the Agreement and the Committee determines that Participant must repay an amount to the Company as a result of the Committee’s cancellation, rescission, suspension, withholding or other limitation or restriction of rights, Participant agrees, as a condition of being awarded such rights, to make such repayments.

6.                                      No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or sale of the Stock acquired upon vesting of the Restricted Stock Units.  Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

7.                                      Adjustment for Change in Stock.  As set forth in the Plan, in the event of any change in the outstanding shares of Stock by reason of any stock split, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the number of shares of Stock which Participant may receive upon settlement of the Restricted Stock Units shall be adjusted appropriately in the Committee’s sole discretion.

8.                                      Employment Relationship.  For purposes of this Agreement, Participant shall be considered to be in the employment of the Company Group as long as Participant remains an employee of the Company or any of its Subsidiaries or any successor companies assuming or substituting a new award for this Award of Restricted Stock Units.

For purposes of the Restricted Stock Units, Participant’s employment or service relationship will be considered terminated as of the date Participant is no longer actively providing services to the Company or one of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any).

Any question as to whether and when there has been a termination of such employment (including whether Participant may still be considered to be providing services while on a leave of absence), and the cause of such termination, shall be determined by the Committee, or its delegate, as appropriate, and its determination shall be final.  Nothing contained in this Agreement is intended to constitute or create a contract of service or employment, nor shall it constitute or create the right to remain associated with or in the service or employ of the Company, the Employer or any other Subsidiary or related company for any particular period of time.  This Agreement shall not interfere in any way with the right of the Company, the Employer or any other Subsidiary or related company, as applicable, to terminate Participant’s service or employment at any time.  Furthermore, this Agreement, the Plan, and any other Plan documents are not part of Participant’s employment contract, if any, and do not guarantee either Participant’s right to receive any future grants of Awards or benefits in lieu thereof under this Agreement or the Plan.

9.                                      Data Privacy.  Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other Award materials by and among, as applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any Stock or directorships held in Yum China, details of all Awards of Restricted Stock Units or any other entitlement to Stock or equivalent benefits awarded, canceled, purchased, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data will be transferred to Merrill Lynch, which is assisting the Company with the implementation, administration and management of the Plan.  Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections from Participant’s country.  Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative.  Participant authorizes Yum China, Merrill Lynch and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan.  Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom any shares of Stock acquired under the Plan may be deposited.  Participant understands that if he or she resides outside the United States, he or she may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting his or her local human resources representative.  Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis.  If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing his or her consent is that the Company would not be able to grant Participant Restricted Stock Units or other Awards or administer or maintain such Awards.  Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan.  For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

10.                               Mode of Communications.  Participant agrees, to the fullest extent permitted by law, in lieu of receiving documents in paper format, to accept electronic delivery of any documents that the Company or related company may deliver in connection with this grant and any other grants offered by the Company, including prospectuses, grant notifications, account statements, annual or quarterly reports, and other communications.  Electronic delivery of a document may be made via the Company’s email system or by reference to a location on the Company’s intranet or website or website of the Company’s agent administering the Plan.

To the extent Participant has been provided with a copy of this Agreement, the Plan, or any other documents relating to this Award in a language other than English, the English language documents will prevail in case of any ambiguities or divergences as a result of translation.

11.                               Committee’s Powers.  No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Restricted Stock Units.

12.                               Severability.  The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

13.                               Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Participant.

14.                               Insider Trading Restrictions/Market Abuse Laws.  Participant acknowledges that Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and your country, if different, which may affect Participant’s ability to acquire or sell shares of Stock or rights to shares of Stock (e.g., Restricted Stock Units) under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdiction).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and Participant is advised to speak to his or her personal advisor on this matter.

15.                               Governing Law and Forum.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.  For purposes of resolving any dispute that may arise directly or indirectly from this Agreement, the parties hereby agree that any such dispute that cannot be resolved by the parties shall be submitted the Committee for resolution, and any decision by the Committee shall be final.

For purposes of litigating any dispute that arises under this grant, Participant’s participation in the Plan or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of [Delaware] and agree that such litigation shall be conducted in the courts of [Insert venue], or the federal courts for the United States for the [Insert], where this grant is made and/or to be performed.

16.                               Addendum. Notwithstanding any provisions in this Agreement, the Award of Restricted Stock Units shall be subject to any special terms and conditions set forth in any Addendum to this Agreement for Participant’s country.  Moreover, if Participant relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  The Addendum constitutes part of this Agreement.

17.                               Imposition of Other Requirements.  The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Restricted Stock Units and on any Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

18.                               Waiver.  Participant acknowledges that a waiver by the company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other Participant.

19.                               Section 409A Provisions.  Notwithstanding anything in this Agreement (or the Plan) to the contrary:

(a)                                 It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and all regulations, guidance and other interpretive authority issued thereunder (“Code Section 409A”) so as not to subject Participant to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Participant.  Notwithstanding the foregoing or any other provision of this Agreement, neither the Company nor any Subsidiary guarantees the tax treatment of the award evidenced by this Agreement (or other awards under the Plan).

(b)                                 If any payment hereunder (whether separately or together with any other payments) is subject to Code Section 409A, and if such payment or benefit is to be paid or provided on account of Participant’s termination of employment (or other separation from service or termination of employment) (i) and if Participant is a specified employee (within the meaning of Code Section 409A) and if any such payment is required to be made or provided prior to the first day of the seventh month following Participant’s separation from service or termination of employment, such payment shall be delayed until the first day of the seventh month following Participant’s separation from service or termination of employment, and (ii) the determination as to whether Participant has had a termination of employment (or separation from service) shall be made in accordance with the provisions of Code Section 409A without application of any alternative levels of reductions of bona fide services permitted thereunder.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized as of the date first above written.

YUM CHINA HOLDINGS, INC.

By:

Its:

BY PARTICIPATING IN THE PLAN, I AM DEEMED TO ACCEPT THE GRANT BY YUM CHINA HOLDINGS, INC. OF THE RESTRICTED STOCK UNITS, AND I HEREBY AGREE TO THE TERMS AND CONDITIONS SET FORTH IN THIS RESTRICTED STOCK UNIT AGREEMENT DATED NOVEMBER   , 2016

ADDENDUM TO

YUM CHINA HOLDINGS, INC. LONG TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Certain capitalized terms used but not defined in this Addendum have the meanings set forth in the Restricted Stock Unit Agreement and the Plan.

Terms and Conditions

This Addendum includes additional terms and conditions that govern the Award of Restricted Stock Units granted to Participant under the Yum China Holdings, Inc. Long Term Incentive Plan if Participant works and/or resides in one of the countries listed below.

If Participant is a citizen or resident of a country other than the one in which he or she is currently residing and/or working or transfers residency and/or employment after the Grant Date, the Company shall determine to which extent the additional terms and conditions shall be applicable to Participant.

Notifications

This Addendum also includes information regarding exchange controls and certain other issues of which Participant should be aware with respect to his or her participation in the Plan.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of November 2016.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that Participant not rely on the information in this Addendum as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time that Restricted Stock Units vest or Participant sells Stock acquired at vesting of the Restricted Stock Units under the Plan.

In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of a particular result.  Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to his or her situation.

Finally, if Participant is a citizen or resident of a country other than the one in which he or she is currently residing and/or working or transfers residency and/or employment after the Grant Date, the information contained herein may not be applicable to Participant in the same manner.

CHINA

Terms and Conditions

The following provisions apply only to nationals of the People’s Republic of China (the “PRC”) residing in the PRC, unless otherwise determined by the Company or required by the State Administration of Foreign Exchange (“SAFE”):

Settlement and Delivery of Stock.  This provision supplements Paragraph 2(f) of the Restricted Stock Unit Agreement:

Settlement of the Restricted Stock Units is conditioned on the Company’s completion of a registration of the Plan with SAFE and on the continued effectiveness of such registration (the “SAFE Registration

Requirement”).  If the Company is unable to complete the registration or maintain the registration, no shares of Stock subject to the Restricted Stock Units shall be issued.

Furthermore, notwithstanding anything in the Restricted Stock Unit Agreement, if Participant’s employment or service relationship with the Company Group is terminated at a time when the SAFE Registration Requirement is not met, all Restricted Stock Units shall be forfeited.

Mandatory Sale of Shares Upon Termination of Service.  To ensure compliance with exchange control laws in China, Participant agrees that any Stock issued upon settlement of the RSUs and held by Participant at the time of his or her termination of service must be sold immediately upon such termination of service.  Any Stock that is not sold by Participant will be sold on his or her behalf as soon as practicable after Participant’s termination of service and in no event more than six months after his or her termination of service, pursuant to this authorization (i) to the Company to instruct its designated broker to sell such Stock and (ii) to the designated broker to assist with the sale of such Stock.  Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Stock at any particular price.  Upon the sale of the Stock, the Company agrees to pay Participant the cash proceeds from the sale of the Stock, less any brokerage fees or commissions and subject to any obligation on the Company or the Employer to satisfy any Tax-Related Items.

Broker Account.  Any Stock issued to Participant upon settlement of the RSUs must be maintained in an account with Merrill Lynch or such other broker as may be designated by the Company until the Stock is sold through that broker.

Repatriation.  Pursuant to exchange control laws in China, when the Stock acquired at settlement of the RSUs are sold, whether immediately or thereafter, including on Participant’s behalf after termination of his or her service, Participant will be required to immediately repatriate the cash proceeds from the sale of the Stock and any cash dividends paid on such Stock to China.  Participant further understands that, under local law, such repatriation of his or her cash proceeds will need to be effectuated through a special exchange control account established in China by the Company or any Subsidiary or the Employer, and Participant hereby consents and agrees that any proceeds from the sale of Stock will be transferred to such special account prior to being delivered to Participant.  Unless the Company in its sole discretion decides otherwise, the proceeds will be paid to Participant in local currency.  The Company is under no obligation to secure any exchange conversion rate, and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions in China.  Participant agrees to bear any currency fluctuation risk between the time the Stock is sold and the time the sale proceeds are distributed through such special exchange control account.

Other.  Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China and to sign any agreements, forms and/or consents that may be reasonably requested by the Company or its designated broker to effectuate any of the remittances, transfers, conversions or other processes affecting the proceeds.

Notifications

Foreign Asset and Account Reporting.  Participant may be required to report to SAFE all details of their foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-PRC residents.  Participant should consult with his or her personal advisor in order to ensure compliance with applicable reporting requirements.